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                                                                 EXHIBIT (d)(14)

                        INVESTMENT SUB-ADVISORY AGREEMENT

      THIS INVESTMENT SUB-ADVISORY AGREEMENT ("AGREEMENT"), effective as of the 14th day of January, 2005, by and between MEMBERS CAPITAL ADVISORS, INC., an Iowa corporation ("MCA" or the "ADVISER"), AND SHENKMAN CAPITAL MANAGEMENT, INC., a New York corporation (the "SUB-ADVISER").

      Adviser and Sub-Adviser agree as follows:

1. Adviser hereby engages the services of Sub-Adviser in connection with Adviser's management of a portion of the assets (which could be up to 100%) of the HIGH INCOME FUND (the "PORTFOLIO") of MEMBERS MUTUAL FUNDS (the "FUND"). Adviser intends to use a manager of managers approach to the management of the Portfolio, as well as other portfolios in the Fund. Therefore, the number of sub-advisers and the percentage of assets of the Portfolio managed by each sub-adviser will be determined by the Fund's Board of Trustees and MCA from time to time. Sub-Adviser will be given thirty (30) days' written notice of all changes effecting this Agreement or the Sub-Adviser's role hereunder; provided, however, that no such change shall be effective until receipt thereof by the Sub-Adviser. Pursuant to this Agreement and subject to the oversight and supervision by Adviser and the officers and the Board of Trustees of the Fund, Sub-Adviser shall manage the investment and reinvestment of the assets of the Portfolio as requested by MCA.

2. Sub-Adviser hereby accepts the appointment by Adviser in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. All other expenses to be incurred in the operation of the Portfolio will be borne by the Fund.

3. In particular, Sub-Adviser shall furnish continuously an investment program for the Portfolio and shall determine from time to time in its discretion the securities and other investments to be purchased or sold or exchanged and what portions of the Portfolio shall be held in various securities, cash or other investments. In this connection, Sub-Adviser shall provide Adviser and the officers and Trustees of the Fund with such reports and documentation as the latter shall reasonably request regarding Sub-Adviser's management of the Portfolio's assets.

4. Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (a) the Portfolio's investment objective, policies and restrictions as set forth in the Fund's current registration statement, (b) such policies or directives as the Fund's Trustees may from time to time establish or issue and deliver to the Sub-Adviser, and (c) applicable law and related regulations. Adviser shall promptly notify Sub-Adviser of changes to (a) or (b) above and shall notify Sub-Adviser of changes to (c) above promptly after it becomes aware of such changes and any such changes shall not affect any transaction initiated prior to the receipt of notice thereof by Sub-Adviser.

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5. The Sub-Adviser and Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Fund or for the Adviser, and does not have access to all of the Fund's or the Portfolio's books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement in accordance with the Fund's registration statement, the Fund's Declaration of Trust, the Portfolio's prospectus and any policies adopted by the Fund's Board of Trustees applicable to the Portfolio, and in accordance with applicable law, the Sub-Adviser shall perform such services based upon its books and records with respect to the Portfolio, which comprise a portion the Portfolio's books and records, and upon information and written instructions received from the Fund or the Adviser, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement. The Adviser shall promptly provide the Sub-Adviser with copies of the Fund's registration statement, the Fund's Declaration of Trust, the Portfolio's currently effective prospectus and any written policies or procedures adopted by the Fund's Board of Trustees applicable to the Portfolio and any amendments or revisions thereto; provided, however, that any such amendments and revisions shall not binding on the Sub-Adviser until received.

6. Sub-Adviser shall take all actions which it considers necessary to implement the investment policies of the Portfolio, and in particular, to place all orders for the purchase or sale of securities or other investments for the Portfolio with brokers or dealers selected by it, and to that end, Sub-Adviser is authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash for the account of the Portfolio. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Portfolio, Sub-Adviser is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Fund's Board of Trustees and set forth in the Fund's current registration statement.

   In addition to seeking the best price and execution, Sub-Adviser may also take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to Sub-Adviser. Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser's overall responsibilities with respect to the Portfolio. The policies with respect to brokerage allocation, determined from time to time by the Fund's Board of Trustees are those disclosed in the Fund's currently effective registration statement. Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts and the accounts of its other clients.

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      On occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

7. Unless the Adviser gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested in accordance with the Sub-Adviser's Proxy Voting Policy and Procedures (as the same may be amended from time to time).

8. Sub-Adviser's services under this Agreement are not exclusive. Sub-Adviser may provide the same or similar services to other clients. The Adviser understands and agrees that the Sub-Adviser and its employees and affiliates may give advice and effect transactions for their own account and for the account of other clients for which they provide investment advisory services, including other clients' discretionary accounts, that may differ from advice given, or the time or nature of action taken, with respect to the Portfolio. The Adviser also understands that the Sub-Adviser may render advice and/or take action on securities of companies with respect to which the Sub-Adviser acts as investment adviser and that in certain instances, it may be necessary for the Sub-Adviser to execute transactions between or among client accounts (including rebalancing trades between client accounts) by executing simultaneous purchase and sale orders for the same security with a broker/dealer selected in accordance with the Sub- Adviser's applicable policies and procedures. The Adviser further understands and agrees that nothing contained in this Agreement shall be deemed to impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Portfolio any security or other asset that the Sub-Adviser or its employees or affiliates may purchase or sell for their own account or for the account of any other client, if in the sole discretion of the Sub-Adviser it is for any reason undesirable or impracticable to take such action or make such recommendation for the Portfolio. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Fund or the Portfolio or otherwise be deemed agents of the Adviser, the Fund or the Portfolio.

9. Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for the Portfolio in connection with the purchase or sale of securities or other investments for the Portfolio, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Fund's Board of Trustees and set forth in the Fund's current registration statement; (b) the provisions of the Investment Advisers Act of 1940 (the "ADVISERS ACT"); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law. Such brokerage services are not within the scope of the duties of

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Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by Fund's board of Trustees, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Portfolio or the Fund for such services in addition to Sub-Adviser's fees for services under this Agreement.

10. For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month, a fee based on the average daily net assets of the Portfolio at the following annual rates:

First $100 million      0.375%
Next $150 million       0.350%
Next $250 million       0.325%
Above $500 million      0.300%

      Sub-Adviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of the Fund, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.

      During any period when the determination of net asset value is suspended, the net asset value of the Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

11. Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), all records relating to the Portfolio's investments that are generated in connection with the Sub-Adviser's provision of services hereunder that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act.

      Sub-Adviser agrees that all books and records which it maintains for the Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request. All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the

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termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund free from any claim or assertion of rights by Sub-Adviser. Nothing herein shall preclude the Sub-Adviser from making such copies of the books, records and other information of the Portfolio or the Fund as are necessary for the Sub-Adviser to comply with the legal and regulatory requirements applicable to the Sub-Adviser.

12. The Adviser and Sub-Adviser shall cooperate with each other in providing information, reports and other materials to regulatory and administrative bodies having proper jurisdiction over the Portfolio, the Adviser and the Sub-Adviser in connection with the services provided pursuant to this Agreement; provided, however, that this agreement to cooperate does not apply to the provision of information, reports and other materials which either the Adviser or the Sub-Adviser reasonably believes the regulatory or administrative body does not have the authority to request or is the privileged or confidential information of the Adviser or Sub-Adviser.

13. Each party hereto agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any non-public information obtained pursuant to this Agreement and disclose such information only if the other party has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities or other applicable governmental laws, rules and regulations, subpoenas or court orders. Notwithstanding the foregoing, the Adviser agrees that the Sub-Adviser may refer to the performance record of the Portfolio.

14. In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser or its officers, Trustees or employees, or reckless disregard by Sub-Adviser of its duties under this Agreement, Sub-Adviser shall not be liable to Adviser, the Portfolio, the Fund or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. The Adviser shall indemnify the Sub-Adviser for any damages and related expenses (including reasonable attorneys' fees) incurred by the Sub-Adviser as a result of the performance of its duties hereunder, unless the same shall result from behavior found by a final judicial determination to constitute willful, bad faith, gross negligence or a reckless disregard of the Sub-Adviser's obligations hereunder.

15. Representations and Warranties.

      a. Adviser represents and warrants that:

         (1) Adviser is registered with the U.S. Securities and Exchange Commission under the Advisers Act. The Adviser shall remain so registered throughout the term of this

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Agreement and shall notify Sub-Adviser immediately if Adviser ceases to be so registered as an investment adviser;

            (2) The Adviser is a corporation duly organized and validly existing under the laws of the State of Iowa with the power to own and possess its assets and carry on its business as it is now being conducted;

            (3) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action on the part of its directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement by the parties hereto, and the execution, delivery and performance of this Agreement by the parties hereto does not contravene or constitute a default under: (a) any provision of applicable law, rule or regulation; (b) the Advisers Articles of Incorporation or Bylaws; or (c) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser;

            (4) This Agreement is a valid and binding Agreement of the Adviser;

            (5) The Adviser has provided the Sub-Adviser with a copy of its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and the Adviser further represents that it will, within a reasonable time after filing any amendment to its Form ADV with the SEC furnish a copy of such amendments to the Sub-Adviser. The information contained in the Adviser's Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and

            (6) The Adviser acknowledges that it received a copy of the Sub-Adviser's current Form ADV II, at least 48 hours prior to the execution of this Agreement and has delivered a copy of the same to the Fund.

            (7) The Fund: (a) is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act of 1933, as amended; and (b) has an appropriate anti-money laundering program that complies with U.S. and other applicable laws, rules and regulations and is designed to detect and report any activity that raises suspicion of money laundering activities.

      b. Sub-Adviser represents and warrants that:

            (1) Sub-Adviser is registered with the U.S. Securities and Exchange Commission under the Advisers Act. The Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser;

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

            (2) The Sub-Adviser is a corporation duly organized and validly existing under the laws of the State of New York with the power to own and possess its assets and carry on its business as it is now being conducted;

            (3) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser's powers and have been duly authorized by all necessary action on the part of the Sub-Adviser, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance of this Agreement by the parties hereto;

            (4) This Agreement is a valid and binding Agreement of the Sub-Adviser;

            (5) The Sub-Adviser has provided the Adviser with a copy of its Form ADV as most recently filed with the SEC and the Sub-Adviser further represents that it will, within a reasonable time after filing any amendment to its Form ADV with the SEC furnish a copy of such amendments to the Adviser. The information contained in the Sub-Adviser's Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and

            (6) The Sub-Adviser acknowledges that it received a copy of the Adviser's current Form ADV II, at least 48 hours prior to the execution of this Agreement.

16. The Adviser will not use, and will not permit the Fund to use, the Sub-Adviser's name (or that of any affiliate) or any derivative thereof or logo associated therewith in Fund literature without prior review and approval by the Sub-Adviser.

17. This Agreement shall not become effective unless and until it is approved by the Board of Trustees of the Fund, including a majority of Trustees who are not parties to this Agreement or interested persons of any such party to this Agreement. This Agreement shall come into full force and effect on the date which it is so approved. This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Fund, or by the vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio; and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

18. This Agreement may be terminated at any time without the payment of any penalty, by the Fund's Board of Trustees, or by vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio on sixty (60) days written notice to the Adviser and Sub-Adviser, or by the Adviser, or by the Sub-Adviser, on sixty (60) days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Adviser and the Fund

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regarding the Adviser's management of the Portfolio. The termination of this
Agreement shall not affect any right or liability of a party arising prior to termination. Notwithstanding any such termination, the Portfolio, Fund and Adviser shall be obligated to honor all orders and trades effected by the Sub-Adviser prior to the effective date of such termination.

19. This Agreement may not be amended by either party unless such amendment is specifically approved by a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and is signed in writing by the parties hereto.

20. The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding shares of the class" means the lesser of (a) 67% or more of the shares of such class present at a meeting if more than 50% of such shares are present or represented by proxy or (b) more than 50% of the shares of such class.

21. This Agreement shall be construed in accordance with laws of the New York, and applicable provisions of the Advisers Act.

22. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                   MCA INC.
                                   MEMBERS Capital Advisors, Inc.

                                   By: /s/ Michael S. Daubs
                                       --------------------------------
                                       Michael S. Daubs, President
ATTEST:

[ILLEGIBLE]
-----------
                                   SHENKMAN CAPITAL MANAGEMENT, INC.

                                   By: /s/ Mark R. Shenkman
                                       -------------------------------
                                       Mark R. Shenkman, President

ATTEST:

[ILLEGIBLE]
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